UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

January 31, 2013

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ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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COMMISSION FILE NUMBER    0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(401-828-4000)
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 2.01 Completion of Acquisition or Disposition of Assets

On January 31, 2013 (the “Closing Date”), pursuant to the terms and conditions of the Asset Purchase Agreement (the “Purchase Agreement”) by and among Natus Medical Incorporated (“Natus”), Astro-Med Inc. (the “Company”) and its wholly-owned subsidiary, Grass Technologies Corporation (“Grass” and, together with the Company, the “Sellers”), Natus acquired the Grass Technologies Product Group (the “Business”) from the Sellers. A copy of the Purchase Agreement with Natus is filed as Exhibit 2.1 to this report and is incorporated herein by reference.

Natus acquired the assets of the Business for a cash purchase price of $18.6 million, consisting principally of working capital (exclusive of inventory and accounts payable related thereto), the engineering, sales and support workforce, intellectual property, and certain other related assets. Of the $18.6 million purchase price, $1.8 million will be held in escrow for 12 months following the Closing Date to provide an indemnity to Natus in the event of any breach in the representations, warranties and covenants of the Sellers.

The Company will retain its Grass manufacturing facility located in Rockland, Massachusetts.  Concurrent with entering in the Purchase Agreement, the Company and Natus also entered into a Transition Services Agreement, pursuant to which the Company will provide transition services and continue to manufacture Grass products for Natus for between nine to 12 months, after which Natus will acquire any remaining inventory.

The Grass Technologies Product Group includes clinically differentiated neurodiagnostic and monitoring products, including a portfolio of polysomnography (PSG) and electroencephalography (EEG) systems for both clinical and research use and related accessories and proprietary electrodes. The Business generated sales of approximately $18.5 million in the year ended January 31, 2012.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

2.1           Asset Purchase Agreement dated January 5, 2013 by and among Astro-Med, Inc. (the “Company”), Grass Technologies Corporation (“Grass”) and Natus Medical Incorporated (“Natus”), as amended by First Amendment to Asset Purchase Agreement dated as of January 31, 2013, by and among the Company, Grass and Natus.

10.1           Transition Services Agreement dated January 5, 2013 by and between the Company and Natus, as amended by First Amendment to Transition Services Agreement dated as of January 31, 2013, by and between the Company and Natus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ASTRO-MED, INC.

Date: February 4, 2013	By:	/s/ Joseph P. O'Connell
Joseph P. O'Connell
Senior Vice President, Treasurer and Chief Financial Officer